THIRD AMENDMENT
TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Third Amendment”) is made and entered into effective as of September 20, 2021 (the “Effective Date”), by and between Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), and Charles M. Baum, M.D., Ph.D., an individual (the “Employee”) (the Company and Employee are hereinafter sometimes individually referred to as a “Party” and together referred to as the “Parties”).

WHEREAS, Employee and the Company previously entered into that certain Amended and Restated Employment Agreement dated as of July 2, 2013 (the “Employment Agreement”), which was amended pursuant to that certain Amendment to Amended and Restated Employment Agreement dated as of December 19, 2016 (the “First Amendment”), and which was further amended pursuant to that certain Second Amendment to Letter Agreement dated as of December 31, 2020 (the “Second Amendment”); and

WHEREAS, Employee and the Company have agreed to further amend certain terms of the Employment Agreement in accordance with the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1.Section 2.1 of the Employment Agreement. Effective as of the Effective Date, Section 2.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
2.1    Position. Employee shall have the title of President, Founder and Head of Research & Development and shall report to the Chief Executive Officer of the Company (the “CEO”). Employee shall continue to serve as a member of the Company’s Board of Directors (the “Board”) during the term of Employee’s employment.
2.Section 2.2 of the Employment Agreement. Effective as of the Effective Date, Section 2.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
2.2    Duties. Employee shall perform all duties in accordance with the articles and by-laws of the Company, the instructions of the CEO, and all of the Company’s policies and codes of conduct, rules and regulations in effect from time to time. In addition to the duties and responsibilities associated with his position, Employee shall perform such other duties and responsibilities consistent with the position as may be assigned to him by the CEO from time to time. The CEO retains full authority to change Employee’s duties and responsibilities and to assign new duties and responsibilities to Employee, subject to the terms of this Agreement.

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Employee shall, subject to the provisions of this section, devote his full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company’s business and interests and to the discharge of his duties and responsibilities outlined above The foregoing shall not, however, be construed as preventing Employee from investing in publicly traded corporations so long as such investment is and remains passive and does not exceed one (1) percent of the outstanding shares listed. Further, Employee may serve on a limited number of boards of directors of companies unrelated to the Company and invest in privately held corporations provided such opportunities: (i) are reviewed and approved by the CEO prior to acceptance/implementation; (ii) do not conflict with the Company’s interests; (iii) do not interfere with Employee’s discharge of his duties and responsibilities under this Agreement and (iv) as it relates to investments in privately held corporations, so long as such investment is and remains passive and does not exceed five (5) percent of the outstanding shares.
3.Section 3.1 of the Employment Agreement. Effective as of the Effective Date, Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
3.1    Base Salary. For services to be rendered hereunder, Employee shall receive a base salary at the rate of six hundred sixty-two thousand two hundred USD ($662,200) per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule (currently bi-weekly) (the “Base Salary”).
4.Section 3.2 of the Employment Agreement. Effective as of the Effective Date, Section 3.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
3.2    Annual Bonus. Employee shall be eligible to participate in the Company’s incentive plan applicable to senior executives at a level such that Employee will have the potential to earn a cash bonus, at target, of sixty percent (60%) of Employee’s annual Base Salary during such year (the “Annual Bonus”). The amount of such Annual Bonus shall be determined by the Board in its sole discretion, based upon the achievement of Employee and/or the Company of management objectives to be reasonably established by the Board in consultation with Employee. These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to Employee prior to the commencement of the applicable year. Employee acknowledges there is no assurance that the terms of the incentive plan will remain unchanged or will in any future year provide the same benefits as it has in past years (or any benefits or payments at all) and that the Company may, at its discretion, revise the terms of the incentive plan in advance for any upcoming fiscal year as it applies to Employee provided always that Employee will be entitled to participate in any incentive plan made available to senior executives of the Company. Any Annual Bonus amounts shall be subject to standard payroll deductions and withholdings. Except as otherwise provided herein, Employee generally must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus for any particular year, unless the Board determines, in its sole discretion, that Employee has earned such bonus prior to such time. In such event, any Annual Bonus payment will be paid to Employee no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus

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payment is earned or (ii) March 15 following the calendar year in which such bonus payment is earned.
5.Section 1.1 of the Second Amendment. Effective as of the Effective Date, Section 1.1 of the Second Amendment is hereby amended and restated in its entirety to read as follows:
1.1    Involuntary Termination. If Employee is subject to an Involuntary Termination that does not occur within the Change in Control Period, the Company shall pay to Employee the Accrued Amounts and in addition, Employee will be entitled to the benefits set forth in this Section 1.1 (the “Severance Benefits”), subject to Employee’s satisfaction of all the conditions described in Section 1.4 below.
(a)    Cash Severance. Employee will receive a cash payment equal to (i) twenty-four (24) months (the “Severance Period”) of Employee’s Base Salary at the rate in effect immediately prior to Employee’s Involuntary Termination (but without giving effect to any prior reduction to Base Salary by the Company which would give rise to Employee’s right to resign for Good Reason), plus (ii) two times Employee’s target Annual Bonus for the year in which the Involuntary Termination occurs, and plus (iii) notwithstanding the requirement to be employed through the date the Annual Bonus is paid in order to earn such bonus, a prorated portion of Employee’s target Annual Bonus for the year in which the Involuntary Termination occurs irrespective of whether the performance goals applicable to such Annual Bonus have been established or satisfied (in each case calculated by reference to Employee’s Base Salary rate as in effect immediately prior to Employee’s Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to Employee’s right to resign for Good Reason) subject to applicable payroll deductions and tax withholdings (the “Severance Payment”). The Severance Payment shall be paid to Employee in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)    Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company’s common stock that are held by Employee as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested during the Severance Period solely conditioned on Employee’s continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if Employee had completed an additional number of months of service with the Company equal to the Severance Period as of the date of Involuntary Termination.
(c)    Payment of Continued Group Health Plan Benefits. If Employee is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following Employee’s Involuntary Termination, the Company will pay Employee’s COBRA group health insurance premiums for Employee and Employee’s eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following Employee’s Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of Employee’s eligibility for continuation coverage under

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COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Employee under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to Employee, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of Employee’s Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If Employee becomes eligible for coverage under another employer’s group health plan, Employee must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
6.Section 1.2 of the Second Amendment. Effective as of the Effective Date, Section 1.2 of the Second Amendment is hereby amended and restated in its entirety to read as follows:
1.2    Involuntary Termination in Connection with a Change in Control. If Employee is subject to an Involuntary Termination during the Change in Control Period, then Employee shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the “Change in Control Severance Benefits”), subject to Employee’s satisfaction of all the conditions described in Section 1.4 below.
(a)    Cash Severance. Employee will receive a cash payment equal to: (i) twenty-four (24) months (the “CIC Severance Period”) of Employee’s Base Salary, plus (ii) two times Employee’s target Annual Bonus for the year in which the Involuntary Termination occurs, and plus (iii) notwithstanding the requirement to be employed through the date the Annual Bonus is paid in order to earn such bonus, a prorated portion of Employee’s Annual Bonus for the year in which the Involuntary Termination occurs irrespective of whether the performance goals applicable to such Annual Bonus have been established or satisfied based on the greater of (1) Employee’s target Annual Bonus or (2) the actual level of achievement of the applicable performance goals as of the later of the Change in Control or Involuntary Termination, as applicable (in each case calculated by reference to Employee’s Base Salary rate as in effect immediately prior to Employee’s Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to Employee’s right to resign for Good Reason), subject to applicable payroll deductions and

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tax withholdings (the “CIC Severance Payment”). The CIC Severance Payment shall be paid to Employee in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)    Full Accelerated Vesting. Effective as of the later of Employee’s Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company’s common stock that are held by Employee as of immediately prior to the Involuntary Termination shall accelerate vesting in full. For purposes of determining the number of shares that will accelerate vesting pursuant to this Section 1.2(b) with respect to any equity award subject to performance-based vesting for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, the portion of such award that shall accelerate vesting shall be calculated assuming that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the later of the Change in Control or Involuntary Termination, as applicable. Employee’s equity awards shall remain outstanding following Employee’s Involuntary Termination if and to the extent necessary to give effect to this Section 1.2(b). For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.
(c)    Payment of Continued Group Health Plan Benefits. If Employee is eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following Employee’s Involuntary Termination, the Company will pay Employee’s COBRA group health insurance premiums for Employee and Employee’s eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following Employee’s Involuntary Termination that is equal to the CIC Severance Period (the “CIC COBRA Payment Period”), (B) the expiration of Employee’s eligibility for continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Employee under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the

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Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Employee, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of Employee’s Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If Employee becomes eligible for coverage under another employer’s group health plan, Employee must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
For the avoidance of doubt, in no event shall Employee be entitled to benefits under both Section 1.1 and this Section 1.2. If Employee is eligible for benefits under both Section 1.1 and this Section 1.2, Employee shall receive the benefits set forth in this Section 1.2 and such benefits shall be reduced by any benefits previously provided to Employee under Section 1.1.
7.Section 1.4 of the Second Amendment. Effective as of the Effective Date, Section 1.4(c) of the Second Amendment is hereby amended and restated to read as follows:
(c)    Employee’s resignation from all offices and trusteeships then held by Employee at the Company or any affiliate of the Company, with such resignation to be effective upon the date of Employee’s Involuntary Termination, unless otherwise requested by the Company.
8.Section 1.5 of the Second Amendment. Effective as of the Effective Date, the following shall be added as Section 1.5 of the Second Amendment:
Retirement.     If Employee elects to retire from employment with the Company but Employee continues to serve as a member of the Board, Employee will be compensated therefor at a level commensurate with other non-employee members of the Board and Employee’s outstanding equity awards shall continue to vest in accordance with the applicable equity plan and agreements governing such equity awards. If such retirement occurs following Employee’s continuous service hereunder for at least two (2) years following the Effective Date and Employee will no longer be providing services as an employee or Board member, at Employee’s request the Company and Employee will enter into a consulting agreement pursuant to which employee will provide services to the Company in exchange for continued vesting of Employee’s outstanding equity awards in accordance with the applicable equity plan and agreements governing such equity awards.
9.Section 2.6 of the Second Amendment. Effective as of the Effective Date, subsections (c) and (d) of Section 2.6 of the Second Amendment are hereby deleted.
10.Acknowledgments. Employee expressly consents to the revised terms of employment under this Third Amendment. In consideration of the compensation, terms and benefits provided to Employee by this Third Amendment and as part of Employee’s continued employment, Employee agrees and acknowledges that there are no circumstances as of the date of this Third Amendment that constitute, and nothing contemplated in this Third Amendment shall be deemed for any purpose to be or to create, an Involuntary Termination without Cause or for Good Reason,

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including for purposes of Section 1.1 or Section 1.2 of the Second Amendment, or any other severance or change in control plan, agreement or policy maintained by the Company. Employee further hereby expressly waives any claim or right Employee may have (if any) to assert that this Third Amendment, or any other condition or occurrence, forms the basis for an Involuntary Termination without Cause or for Good Reason for any purpose, including for purposes of Section 1.1 or Section 1.2 of the Second Amendment, or any other severance or change in control plan, agreement or policy maintained by the Company.
11.Effect of Amendment. Except as modified herein, the terms and conditions of the Employment Agreement, as amended pursuant to that certain First Amendment, and as further amended pursuant to that certain Second Amendment, shall remain unchanged and in full force and effect.
12.Governing Law. This Third Amendment shall be governed by the laws of the State of California, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
13.Counterparts. This Third Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.
[Signature page to follow]

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IN WITNESS WHEREOF, each of the Parties has executed this Third Amendment as of the date first above written.

                        COMPANY:
                        Mirati Therapeutics, Inc.

                        By: /s/ Faheem Hasnain
                        Name:    Faheem Hasnain
                        Title:    Chairman of the Board

                        EMPLOYEE:

                        /s/ Charles M. Baum
                        Charles M. Baum, M.D., Ph.D.

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